CEL-SCI CORPORATION
Consolidated Financial Statements for the Years Ended September 30, 1996, 1995, and 1994,
and Independent Auditors' Report


CEL-SCI CORPORATION
TABLE OF CONTENTS
Page
INDEPENDENT AUDITORS' REPORT                             F-1
CONSOLIDATED FINANCIAL STATEMENTS FOR THE
YEARS ENDED SEPTEMBER 30, 1996, 1995, AND 1994:
 Consolidated Balance Sheets                             F-2
 Consolidated Statements of Operations                   F-3
Consolidated Statements of Stockholders' Equity          F-4
Consolidated Statements of Cash Flows                    F-5
        Notes to Consolidated Financial Statements    F-6 - F-16
INDEPENDENT AUDITORS' REPORT
To the Board of Directors and Shareholders of CEL-SCI Corporation:
We have audited the accompanying consolidated balance sheets of CEL-SCI Corporation (the Company) as of September 30, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended September 30, 1996. These financial statements are the responsibility of the Company's management. Our responsibi-lity is to express an opinion on these financial statements based on our audits.
We conducted our audits in accordance with generally accepted auditing standards.
Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CEL-SCI Corporation as of September 30, 1996 and 1995, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1996, in conformity with generally acce pted accounting principles.

DELOITTE & TOUCHE LLP
Washington, DC
November 27, 1996
CEL-SCI CORPORATION

CONSOLIDATED BALANCE SHEETS
SEPTEMBER 30, 1996 AND 1995
_______________________________________________________

ASSETS                                       1996
1995

CURRENT ASSETS:
    Cash and cash equivalents          $  3,549,810
$ 3,886,950
    Certificates of deposit                     -
170,000
    Investment securities available
    for sale                              6,498,812
    -
    Interest and other receivables           76,515
    64,080
    Prepaid expenses                         272,404
341,295
    Advances to officer/shareholder and
     employees                               142,973
13,234
          Total current assets            10,540,514
4,475,559
RECEIVABLE FROM JOINT VENTURE                   -
522,695
RESEARCH AND OFFICE EQUIPMENT - Less
    accumulated depreciation of $863,899
    and $589,987                             871,983
1,102,038

DEPOSITS                                      18,178
18,178

PATENT COSTS - Less accumulated
amortization of $352,990 and $239,490        447,695
240,541
                                         $11,878,370
$ 6,359,011

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Accounts payable                     $   274,410
$   248,488
    Current portion of note payable             -
243,372

          Total current  liabilities         274,410

491,860

NOTE PAYABLE                                    -

567,891

DEFERRED RENT                                 19,638

24,959

EQUITY IN LOSS OF SUBSIDIARY                    -

432,268

          Total liabilities                  294,048

1,516,978

STOCKHOLDERS' EQUITY
   Series A Preferred stock, $.01 par value
     - authorized, 3,500 shares; issued and
     outstanding, 600 shares (Liquidation
     preference of $1,000)                    6      -
   Series B Preferred stock, $.01 par value
     - authorized, 5,000 shares; issued and
     outstanding, 5,000 shares (liquidation
     preference of $1,000)                     50     -
   Common stock, $.01 par value - authorized,
            100,000,000 shares; issued and
outstanding, 7,831,481 and 5,338,244
                       shares              78,315        53,382
   Additional paid-in capital            41,918,036     28,799,198
   Net unrealized loss on marketable equity
     securities                             (16,078)         -
   Accumulated deficit                  (30,396,007)  (24,010,547)

Total stockholders' equity               11,584,322     4,842,033

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY          11,878,370     6,359,011

See notes to consolidated financial statements.

                                   F-2

CEL-SCI CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDEDSEPTEMBER 30, 1996, 1995, AND 1994

______________________________________________

                        1996           1995           1994

INVESTMENT INCOME  $  255,053      $  365,049      $624,670

               OTHER INCOME       67,317           58,716

          Total income   322,370     423,765        624,670

OPERATING  EXPENSES:
    Research and
development         3,471,477      1,824,661      2,896,109
Depreciation and
amortization          290,829        262,705         138,755
General and admi-
nistrative          2,882,958      1,713,912       1,621,990

Total operating

expenses            6,645,264      3,801,278       4,656,854

EQUITY IN LOSS OF
JOINT VENTURE         (3,772)      (501,125)        (394,692)

NET LOSS          $6,326,666     $3,878,638        $4,426,876

LOSS PER
COMMON SHARE      $     0.98     $     0.89            $1.06
WEIGHTED AVERAGE
COMMON SHARES
OUTSTANDING        6,425,316      4,342,628         4,185,240


See notes to consolidated financial statements.






                                  F - 3


CEL-SCI CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED SEPTEMBER 30, 1996, 1995, AND 1994

                                 Preferred      Preferred
                                 Series A       Series B
                                   Stock         Stock        Common Stock
                             Shares  Amount  Shares  Amount Shares Amount
BALANCE, OCTOBER 1, 1993         -      -       -      - 4,159,313 $41,593
   Common stock issued for:
      Cash                       -      -       -      -     2,431      24
      Stock bonus plan           -      -       -      -     1,500      15
      Settlement of lawsuit      -      -       -      -    25,000     250
   Net unrealized loss on
      marketable securities      -      -       -      -         -      -
   Net loss                      -      -       -      -         -      -

BALANCE, SEPTEMBER 30, 1994      -      -       -      - 4,188,244  41,882

   Common stock issued for cash  -      -       -      - 1,150,000  11,500
   Change in market value of
      marketable securities
      available for sale         -      -       -      -         -       -
   Net loss                      -      -       -      -          -      -

BALANCE, SEPTEMBER 30, 1995             -       -      -  5,338,244 53,382

   Common stock issued for cash  -      -       -      -   23,000      230
   Exercise of stock options     -      -       -      -   171,711   1,717
   Exercise of warrants          -      -       -      -  1,332,780 13,328
   Conversion of convertible
      debentures                 -      -       -      -    257,480  2,575
   Stock issued for acquisition
      of VTI and Nippon-Zeon
      rights                     -      -       -      -    204,170  2,042
   Issuance - Series A pre-
      ferred stock             3,500     35     -      -         -       -
   Issuance - Series B pre-
      ferred stock               -      -    5,000     50        -      -
   Preferred Series A Conver-
      sion                    (2,900)   (29)    -      -    504,096  5,041
Cash dividends on Series A and
      Series B preferred stock   -      -       -      -          -      -
   Change in market value of
      marketable securities
      available for sale         -      -       -      -          -     -
   Net loss                      -      -       -      -          -     -

BALANCE, SEPTEMBER 30, 1996      600   $ 6  5,000 $50  7,831,481  78,315


                                 F-4(a)
CEL-SCI CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY YEARS ENDED
SEPTEMBER 30, 1996, 1995, AND 1994
                                     Additional
                                      Paid In
                                     Capital       Other        Deficit
BALANCE, OCTOBER 1, 1993         $26,608,299    $    -    $(15,705,033)
   Common stock issued for:
      Cash                            39,364         -            -
      Stock bonus plan                 4,935         -            -
      Settlement of lawsuit          202,250         -            -
   Net unrealized loss on
      marketable securities             -         (85,753)        -
   Net loss                             -            -   (4,426,876)

BALANCE, SEPTEMBER 30, 1994       26,854,848    (85,753)
(20,131,909)

   Common stock issued for cash      1,944,350       -            -
   Change in market value of
      marketable securities
      available for sale                  -        85,753         -
   Net loss                               -          -
(3,878,638)

BALANCE, SEPTEMBER 30, 1995         28,799,198       -
(24,010,547)

   Common stock issued for cash         57,270       -            -
   Exercise of stock options           491,113       -            -
   Exercise of warrants              2,330,226       -            -
   Conversion of convertible
      debentures                     1,284,825       -            -
   Stock issued for acquisition
      of VTI and Nippon-Zeon           834,117       -            -
   Issuance - Series A pre-
      ferred stock                     430,034       -            -
   Issuance - Series B pre-
      ferred stock                   4,799,950       -            -
   Preferred Series A Conversion     2,891,303       -            -
Cash dividends on Series A and
      Series B preferred stock            -          -   (58,794)
   Change in market value of
      marketable securities
      available for sale                  -       (l6,078)        -
   Net loss
-  -    (6,326,666)


BALANCE, SEPTEMBER 30, 1996
$41,918,036  $(16,078) $(30,396,007)


                  F-4(b)

CEL-SCI CORPORATION
CONSOLIDATED STATEMENTS OF STOCKHOLDERS'
EQUITY YEARS ENDED
SEPTEMBER 30, 1996, 1995, AND 1994
                                     Total
BALANCE, OCTOBER 1, 1993      $10,944,859
   Common stock issued for:
      Cash                       39,388
      Stock bonus plan            4,950
      Settlement of lawsuit     202,500
   Net unrealized loss on
      marketable securities     (85,753)
   Net loss                  (4,426,876)

BALANCE, SEPTEMBER 30, 1994   6,679,068

  Common stock issued for cash  1,955,850
   Change in market value of
      marketable securities
      available for sale          85,753
   Net loss                    (3,878,638)

BALANCE, SEPTEMBER 30, 1995    4,842,033

   Common stock issued for cash   57,500
   Exercise of stock options     492,830
   Exercise of warrants        2,343,554
   Conversion of convertible
      debentures               1,287,400
   Stock issued for acquisition
      of VTI and Nippon-Zeon     836,159
   Issuance - Series A pre-
      ferred stock               430,069
   Issuance - Series B pre-
      ferred stock             4,800,000
   Preferred Series A Con-
version                        2,896,315
Cash dividends on Series A and
      Series B preferred stock   (58,794)
   Change in market value of
      marketable securities
      available for sale         (l6,078)
   Net loss                   (6,326,666)


BALANCE, SEPTEMBER 30, 1996      $11,584,322



See notes to consolidated financial statements.


                              F-4(c)

CEL-SCI CORPORATION
STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1996, 1995, AND 1994

                              1996          1995        1994
CASH FLOWS FROM OPERATING
 ACTIVITIES:
   Net Loss             $(6,326,666) $(3,878,638) $(4,426,876)
   Adjustments to
reconcile net loss
   to net cash used in operating
   activities:
      Stock issued in payment of
      expense                  -            -       207,450
      Depreciation and
      amortization           290,829    262,705     138,755
      Equity in loss of
      Joint Venture            3,772    501,125     394,692
      Research and develop-
ment expenses related to
purchase of Viral Techno-
      logies, Inc.            515,617         -           -
      Research and develop-
ment exenses
      related to purchase of licensing
      agreement from Nippon-Zeon       219,375      -    -
      Net realized loss (gain)
on sale of securities          -      42,490      (76,774)
      Amortization of premium 22,558      6,407    25,683
   Changes in assets and lia-
bilities:
      Decrease (increase
in advances)               (129,739)   4,147      (17,381)
      Increase in prepaid
expenses, deposits, interest receiv-
able, and receivable from
joint venture                56,456  (396,705)    (31,833)
      Increase (decrease) in
accounts payabe, accrued expenses,
and deferred rent           20,601   (68,330)    (111,552)
      Decrease in payable
to officer and shareholder      -         -       (52,370)

          Net cash used in
operating activities    (5,327,197)  (3,526,799) (3,950,206)

CASH FLOWS PROVIDED BY (USED IN)
INVESTING ACTIVITIES:
   Purchases of
investments            (6,492,955)    (389,688) (1,467,818)
   Sales and maturities
of investments            170,000    2,951,299   6,999,273
Advances to Joint Venture     -       (346,081)   (300,000)
   Expenditures for
property and equipment   (16,727)    (151,006)    (999,807)
Expenditures for patents (63,379)       -              -

Net cash provided by
investing activities   (6,403,061)   2,064,524    4,231,648

                               F-5(a)

                                     1996        1995         1994
CASH FLOWS PROVIDED BY
(USED IN) FINANCING ACTIVITIES:
   Issuance of note payable             -       184,915      788,601
   Issuance of convertible
   debentures                      1,250,000       -            -
   Issuance of preferred
and common stock for cash         10,927,075  1,955,850     39,388
   Repayment of note receivable
     for stock option exercise        86,100      -             -
   Repayment of note payable        (811,263)   (162,253)        -
   Dividends paid                    (58,794)        -           -

Net cash provided by
financing activities          11,393,118      1,978,512   827,989

NET INCREASE (DECREASE)

IN CASH                         (337,140)   516,237      1,109,431

CASH, BEGINNING OF YEAR       3,886,950    3,370,713     2,261,282

CASH, END OF YEAR           $ 3,549,810    3,886,950    $3,370,713









SUPPLEMENTAL DISCLOSURES:
In October, 1995, CEL-SCI issued 159,170 shares of common stock as consideration for the purchase of the remaining 50% of Viral
Technology, Inc. In conjunction with this acquisition, CEL-SCI obtained net assets with a fair value of $170,000.

In March 1996, a shareholder of the Company exercised options to purchase 40,000 shares of common stock. The shareholder signed a note for the stock, agreeing to pay the note by the end of June
1996.  The note was repaid in June 1996.

During 1996, $1,250,000 of the convertible debentures were converted into 250,000 shares of common stock.

During 1996 and 1994, the net unrealized loss on investments available-for-sale was $16,078 and $85,753, respectively.

During 1994, 25,000 shares were issued as settlement of a lawsuit at a cost of $202,500.

See notes to consolidated financial statements.




CEL-SCI CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1996, 1995, AND 1994


1. ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CEL-SCI Corporation (the Company) was incorporated on March 22,
   1983, in the State of Colorado, to finance research and development in biomedical science and ultimately to engage in marketing products.

   Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Significant accounting policies are as follows:
      Principles of Consolidation - The consolidated financial statements include the accounts of CEL-SCI Corporation and its wholly owned subsidiary, Viral Technologies, Inc. All significant intercompany transactions have been eliminated upon consolidation.
      Investments - Effective September 30, 1994, the Company adopted, on a prospective basis, Statement of Financial Accounting Standard No. 115, "Accounting for Certain Debt and Equity Securities" (SFAS 115) and revised its policy for investments. Investments that may be sold as part of the liquidity management of the Company or for other factors are classified as available-for-sale and are carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholders' equity. Realized gains and losses on sales of securities are reported in earnings and computed using the specific identified cost basis.
      Research and Office Equipment - Research and office equipment is recorded at cost and depreciated using the straight-line method over estimated useful lives of five to seven years.
     Research and Development Costs - Research and development expenditures are expensed as incurred.

      Patents - Patent expenditures are capitalized and amortized using the straight-line method over 17 years. In the event changes in technology or other circumstances impair the value or life of the patent, appropriate adjustment in the asset value and period of amortization will be made.

      Net Loss Per Share - Net loss per common share is computed by dividing the net loss, after increasing the loss for the effect of any preferred stock dividends, by the weighted average number of common shares outstanding during the period. Common stock equivalents, including options to purchase common stock, were excluded from the calculation as they were antidilutive.

      Investment in Joint Venture - Through October 1995, the investment in joint venture has been accounted for by the equity method. The Company's proportionate share of the net loss of the joint venture has been included in the respective statements of operations. In October 1995, the Company purchased the remaining 50% interest in the joint venture, and as of October 15, 1995, the operations of the joint venture is consolidated in the financial statements of the Company.

      Statement of Cash Flows - For purposes of the statements of cash flows, cash consists principally of unrestricted cash on deposit, and short-term money market funds. The Company considers all highly liquid investments with a maturity of less than three months to be cash equivalents.

      Prepaid Expenses - The majority of prepaid expenses consist of bulk purchases of laboratory supplies to be consumed in the manufacturing of the Company's product for clinical studies and for its further development.

      Income Taxes - Income taxes are provided using the liability method under which deferred tax liabilities or assets are determined based on the difference between the financial statement and tax bases of assets and liabilities (i.e., temporary differences) and are measured at the enacted tax rates. Deferred tax expense is determined by the change in the liability or asset for deferred taxes.

      Reclassifications - Certain reclassifications have been made for 1995 and 1994 for comparative purposes.

2. INVESTMENTS

  The carrying values and estimated market values of investments available-for-sale at September 30, 1996, are as follows:




                                             September 30, 1996
Gross    Gross     Market
                                           Value
                             Amortized  Unrealized Unrealized  at
September 30,
                             Cost        Gains  Losses       1996
U.S. Government Securities   $5,012,077   $   - $(11,580)
$5,000,497
Corporate Debt Securities     1,502,813      -    (4,498)
1,498,315
Total                        $6,514,890  $    - $(16,078)
$6,498,812




   While management has classified investments at September 30, 1996, as available-for-sale, management intends to hold such securities to maturity for the foreseeable future.

   The carrying values and estimated market values of investment securities at September 30, 1995, are as follows:

                                           September 30, 1995
                                           Gross    Gross   Market
                     Value Amortized   Unrealized Unrealized  at
                     September 30,
                       Cost        Gains      Losses         1995
Certificates of Deposit $170,000  $   -       $   -         $170,000





   The gross realized gains and losses of sales of investments available-for-sale for the years ended September 30, 1996, 1995, and 1994, are as follows:


                                        1996      1995      1994
     Realized gains                     $   -        $  17,839  $
128,205

     Realized losses                         $   -        $  60,329
$  51,431

     Net realized gain (loss)           $   -        $ (42,490) $
76,774


3. RESEARCH AND OFFICE EQUIPMENT

   Research and office equipment at September 30, 1996 and 1995, consist of the following:


                                                  1996      1995

     Research equipment                      $ 1,548,778  $
1,536,177

     Furniture and equipment                     167,832
136,486

     Leasehold improvements                       19,272
19,272

                                               1,735,882
1,691,935

     Less accumulated depreciation and
       amortization                             (863,899)
(589,897)

     Net research and office equipment       $   871,983  $
1,102,038




4. JOINT VENTURE

   In April 1986, the Company paid $200,000 cash and issued 50,000 shares of its $.01 par value common stock to acquire half the rights to technology which may be useful in the diagnosis, prevention and treatment of Acquired Immune Deficiency Syndrome (AIDS) from Alpha I Biomedicals, Inc. The Company's stock was valued at $15.00 per share on the basis of arm's-length negotiations. At the time the transaction took place, the stock was trading at $24.20. Because the cost of these rights to technology is considered research and development, the $950,000 purchase price was expensed.

   The Company and Alpha 1 Biomedicals, Inc. (Alpha 1) contributed their respective interests in the technology and $10,000 each to capitalize a joint venture, Viral
   Technologies, Inc. (VTI). VTI was wholly owned by the Company and Alpha 1, each having a 50% ownership interest. The total loaned or advanced to VTI by CELSCI Corporation through September 30, 1995, was $1,592,584.

 In October 1995, the Company purchased the remaining 50 percent interest in VTI from Alpha 1. The Company conveyed 159,170 shares of CEL-SCI common stock as the consideration for the net assets of VTI with a fair value of approximately $170,000. The acquisition was accounted for under the purchase method of accounting with substantially all of the value of the purchase price being expensed as research and development expense for the year ended September 30, 1996, as the acquisition represents primarily research and development costs.
   Effective October 31, 1995, the Company has consolidated CEL-SCI's and VTI's financial statements, and the consolidated financial statements reflect the results of VTI's operations since the date of acquisition.

   During the two years ended September 30, 1995, VTI had no sales. A summary of the operations of VTI is as follows:


                                        Years Ended September 30,
                                               1995         1994

     Income                              $      -         $
-

     Expenses                              1,002,250
789,384

     Net Loss                           $(1,002,250)
$(789,384)


        The balance sheet of VTI at September 30, 1995 is summarized as follows:

                                                  1995
     Current assets                               $   30,484
     Noncurrent assets                            $  187,821

      Current liabilities                          $4,275,078

   Equity (deficit - net of initial capitalization) $(4,056,773)


   In May 1995, Viral Technologies, Inc. reacquired the Far
   Eastern marketing rights for HGP-30 from Nippon Zeon Co., Ltd.
   No stock or cash was exchanged at that time but Nippon Zeon was given a royalty right to HGP-30 plus the right to recover its investment in Viral Technologies subject to certain occurrences.

   In July 1996, VTI purchased all of the remaining rights to HGP
   30 in return for 45,000 shares of the Company's common stock.

5. CREDIT ARRANGEMENTS

   At September 30, 1995, the Company had a promissory note outstanding with a bank in the amount of $811,263. The principal was being repaid over forty-eight consecutive months beginning February 5, 1995. Interest on the outstanding balance was based on the Bank's prime rate plus two percent, which was 10.75% at September 30, 1995, and was to be paid monthly with the principal payments. The promissory note was secured by all corporate assets and required the Company to hold a certificate of deposit equal to 20% of the outstanding balance of the line of credit with the Bank. Under the promissory note the Company was also subject to certain minimum equity, liquidity, and operating covenants. During the year ended September 30, 1996, the Company paid off the total outstanding debt. This early payoff was not subject to any prepayment penalties. There is no such borrowing arrangement at September 30, 1996.

6. RELATED-PARTY TRANSACTIONS

   The technology and know-how licensed to the Company was developed by a group of researchers under the direction of Dr. Hans-Ake Fabricius and was assigned during 1980 and 1981 to Hooper Trading Company, N.V., a Netherlands Antilles corporation (Hooper) and Shanksville Corporation, also a Netherlands Antilles corporation (Shanksville). Maximillian de Clara, an officer and director in the Company, and Dr. Fabricius owned 50% and 30%, respectively, of each of these companies. The technology and know-how assigned to Hooper and Shanksville was licensed to Sittona Company, B.V., a Netherlands corporation (Sittona), effective September, 1982 pursuant to a licensing agreement which requires Sittona to pay to Hooper and Shanksville royalties on income received by Sittona respecting the technology and know-how licensed to Sittona. In 1983, Sittona licensed this technology to the Company. At such time as the Company generates revenues from the sale or sublicense of this technology, the Company will be required to pay royalties to Sittona equal to 10% of net sales and 15% of licensing royalties received from third parties. In that event, Sittona, pursuant to its licensing agreements with Hooper and Shanksville, will be required to pay to those companies a minimum of 10% of any royalty payments received from the Company.

 In 1985 Mr. de Clara acquired 100% of the issued and outstanding stock of Sittona. In this arrangement Mr. de Clara and Dr. Fabricius, because of their ownership interests in Hooper and Shanksville, would have received approximately 50% and 30%, respectively, of any royalties paid by Sittona to Hooper and Shanksville; and Mr. de Clara, through his interest in all three companies (Hooper, Shanksville, and Sittona), could have received up to 95% of any royalties paid by the Company. Between 1985 and October 1996, Mr. de Clara owned all of the issued and outstanding stock of Sittona. In October 1996, Mr. de Clara disposed of his interest in Sittona.
  The Company has reached a tentative agreement to acquire from Sittona Company, Hooper Trading Company, and Shanksville Corporation all rights pertaining to the Multikine technology for $500,000 in cash and shares of the Company's common stock with a value of $3,500,000. The acquisition of this technology is subject to the execution of a definitive agreement between the parties.

   During the year ended September 30, 1996, a shareholder and officer of the Company borrowed $86,100 from the Company to exercise the purchase of 40,000 shares of common stock, which was evidenced by a short-term promissory note. The note was subsequently repaid during the year. In addition, at September 30, 1996, $138,000 was receivable from the officer in Company advances.

7. INCOME TAXES

   The approximate tax effect of each type of temporary differences and carryforward that gave rise to the Company's tax assets and liabilities at September 30, 1996, is as follows:

                                                  1996      1995
     Depreciation                           $   (17,989)  $
(16,660)

     Prepaid expenses                                (25,588)
(14,413)

     Net operating loss carryforward              11,658,132
9,251,208

     Other                                             7,455
9,474

     Less Valuation allowance               (11,622,010)

(9,229,609)

     Net deferred                           $      -     $     -









   The Company has available for income tax purposes net operating loss carryforwards of approximately $30,711,000, expiring from 1998 through 2007.


  In the event of a significant change in the ownership of the Company, the utilization of such carryforwards could be substantially limited.

8. STOCK OPTIONS, WARRANTS, AND BONUS PLAN

   During the year ended September 30, 1996, the shareholders of the Company approved the adoption of two new Plans, the 1996 Incentive Stock Option Plan (1996 Incentive Plan) and the 1996 Non-Qualified Stock Option Plan (1996 Non-Qualified Plan). Shares are reserved under each plan and total 600,000 and 400,000 shares, respectively.

   During the year ended September 30, 1995, the Board of Directors canceled certain options under the various stock option plans and replaced them with new options. Under this conversion the number of options outstanding did not increase or decrease as the conversion was an exchange of options within the plans to maximize reserved shares in the Plans with the options granted.

   The shareholders of the Company approved the adoption of the 1995 Non-Qualified Stock Option Plan (1995 Non-Qualified Plan) and reserved 400,000 shares under the plan. Terms of the options are to be determined by the Company's Compensation Committee, but in no event are options to be granted for shares at a price below fair market value at the date of grant. In December 1995, the 1995 Non-Qualified Plan was amended to provide for 800,000 shares to be reserved under the 1995 NonQualified Plan.

 On July 29, 1994, the Board of Directors approved the adoption of two new plans, subject to shareholder approval, the 1994 Incentive Stock Option Plan (1994 Incentive Plan) and the 1994 Non-Qualified Stock Option Plan (1994 Non-Qualified). Shares are reserved under each plan and total 100,000 shares for each plan. Only employees of the Company are eligible to receive options under the 1994 Incentive Plan, while the Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the 1994 Non-Qualified Plan. Terms of the options are to be determined by the Company's Compensation Committee, which will administer all of the plans, but in no event are options to be granted for shares at a price below fair market value at date of grant. Options granted under the option plans must be granted, or shares issued under the bonus plan issued, before July 29, 2004.

   On September 30, 1992, the shareholders of the Company approved the adoption of three new plans, the 1992 Incentive Stock Option Plan (1992 Incentive Plan), the 1992 Non-Qualified Stock Option Plan (1992 Non-Qualified Plan) and the Stock Bonus Plan (1992 Bonus Plan). Shares are reserved under each plan and total 100,000, 60,000 and 40,000 shares, respectively. Only employees of the Company are eligible to receive options under the Incentive Plan, while the Company's employees, directors, officers, and consultants or advisors are eligible to be granted options under the Non-Qualified Plan or issued shares under the Bonus Plan. Terms of the options are to be determined by the Company's Compensation Committee, which will administer all of the plans, but in no event are options to be granted for shares at a price below fair market value at date of grant. Options granted under the option plans must be granted, or shares issued under the bonus plan issued, before August 20, 2002.

   On February 23, 1988, the shareholders of the Company adopted the 1987 Nonqualified Stock Option and Stock Bonus Plan (the 1987 Plan). This plan reserved 200,000 shares of the Company's previously unissued common stock to be granted as incentive stock options to employees. The 1987 Plan reserved 50,000 shares of the Company's previously unissued common stock to be granted as stock bonuses to employees. The exercise price of the options could not be established at less than fair market value on the date of grant and the option period could not be greater than ten years. During 1993, the 1987 Plan was terminated and no further options will be granted and no further bonus shares will be issued pursuant to the 1987 Plan.

Information regarding the Company's stock option plans are summarized as follows:
                                      Option
                                       Price
                                      Per Share    Outstanding
Exercisable

1987 Stock Option and Bonus        $ 3.40 - 20.90    183,250
102,999
Plan Balance, September 30                              -
40,250
1993 Became exercisable

Balance, September 30, 1994        $ 3.40 - 20.90    183,250
143,249
  Canceled                         $ 3.40 - 20.90    176,250
136,249

Balance, September 30,
1995 and 1996                      $16.50 - 19.70      7,000
7,000

1992 Incentive Stock Option Plan
Balance, September 30, 1993
  Granted                          $13.40 - 15.60     12,500           -
  Became Exercisable               $ 6.80 - 11.90     29,500           -

Balance, September 30, 1994        $ 6.80 - 15.60     42,000
4,166
  Canceled                         $ 6.80 - 15.60    (42,000)
(4,166)
  Granted                          $ 2.87 -  3.87     57,550
20,917

Balance, September 30, 1995        $ 2.87 -  3.87     57,550
20,917
  Forfeitures                      $ 2.94 -  3.44     (5,833)          -
  Granted                          $ 2.87 -  3.87     45,500           -
  Exercised                        $ 2.87            (14,001)
(14,001)
  Became exercisable               $ 2.87 -  3.87       -
39,102
Balance, September 30, 1996        $ 2.87 -  3.87     83,216
46,018
1992 Nonqualified Stock Option
Plan Balance, September 30, 1993      $13.40          18,000           -
  Granted                          $ 8.70 - 13.80     18,000           -
  Became exercisable               $ 8.70 - 13.80       -
18,000

Balance, September 30, 1994        $ 8.70 - 13.80     36,000
18,000
  Canceled                         $ 8.70 - 13.40     (7,500)          -
  Granted                             $ 2.87          31,500           -
  Became Exercisable               $ 2.87 - 15.60       -
42,000
Balance, September 30, 1995        $ 2.87 - 15.60     60,000
60,000
  Granted                                               -              -
  Exercised                           $ 2.87         (25,500)
(25,500)
Balance, September 30, 1996        $ 2.87 - 15.60     34,500
34,500
1994 Incentive Stock Option Plan      $ 2.87          50,000           -
  Granted

Balance, September 30, 1994           $ 2.87            50,000         -
  Granted                             $ 2.87            50,000         -
  Became Exercisable                  $ 2.87             -
61,000

Balance, September 30, 1995           $ 2.87           100,000
61,000

  Became Exercisable                  $ 2.87              -
11,000

Balance, September 30, 1996           $ 2.87           100,000
72,000


1994 Nonqualified Stock Option Plan
  Granted                             $ 2.87            70,000         -

Balance, September 30, 1995           $ 2.87            70,000         -
  Granted                          $ 2.87 -  3.87       27,250         -
  Became exercisable               $ 2.87 -  3.87         -
48,084

Balance, September 30, 1995        $ 2.87 -  3.87       97,250
48,084

  Granted                                                 -            -
  Exercised                           $ 2.87           (46,667)
(46,667)
  Became exercisable                  $ 2.87              -
24,167

Balance, September 30 , 1996       $ 2.87 -  3.87       50,583
25,584
1995 Nonqualified Stock Option
  Granted in 1995                  $ 2.87 -  3.87      329,251         -
  Became exercisable               $ 2.87 -  3.87         -
70,000

Balance, September 30, 1995        $ 2.87 -  3.87      329,251
70,000

  Forfeitures                      $ 2.87 -  3.87      (12,625)        -
  Granted                          $ 2.38 -  5.62      419,500         -
  Exercised                        $ 2.87 -  3.87      (85,375)
(85,375)
  Became exercisable               $ 2.87 -  3.87         -
146,628

Balance, September 30, 1996        $ 2.38 -  5.62      650,751
131,253

1996 Inventive Stock Option Plan
  Granted                          $ 5.62 - 1100        65,700         -

Balance, September 30, 1996        $ 5.62 - 11.00       65,700         -

1996 Nonqualified Stock Option
Plan - Granted                        $ 5.62            70,000         -
Balance September 30, 1996            $ 5.62            70,000         -






   During 1991, the Company granted a consultant an option to purchase 50,000 shares of the Company's common stock. The option is exercisable at $13.80 per share and expired in March 1996. The holder of the option had the right to have the shares issuable upon the exercise of the option included in any registration statement filed by the Company.

   Also during 1991, the Company granted another consultant options to purchase 6,000 shares of the Company's common stock. Options to purchase 667 shares expired in April 1993. Options to purchase 1,333 shares at $2.50 per share were exercised in April 1994. At September 30, 1996, options to purchase 4,000 shares were outstanding and exercisable at prices ranging from $2.50 to $15.00 per share.

   In connection with the 1992 public offering, 5,175,000 common stock purchase warrants were issued and are outstanding at September 30, 1995. Every ten warrants entitle the holder to purchase one share of common stock at a price of $15.00 per share. During 1995, the expiration of these warrants was extended to February 1996. In December 1995, the expiration of the warrants was extended to February 1997. Subsequent to the year ended September 30, 1996, the expiration date of the warrants has been extended to February 1998.

  Also in connection with the 1992 offering, the Company issued to the underwriter warrants to purchase 9,000 equity units, each unit consisting of 5 shares of common stock and 5 warrants entitling the holder to purchase one additional share of common stock. The equity unit warrants are outstanding at September 30, 1996, and are exercisable through February 8, 1997, at a price of $255.70 per unit. The common stock warrants included in the units are exercisable at a price of $76.70 per share.

   During 1995, the Company granted another consultant options to purchase 17,858 shares of the Company's common stock. These shares became exercisable on November 2, 1995, and will expire November 1, 1999. These options are exercisable at $5.60 per share and remain outstanding at September 30, 1996.
   In connection with a private offering in June and September 1995, the Company issued to the underwriter warrants to purchase 230,000 equity units. Each unit consisted of one share of the Company's common stock. For the June 1995 private placement, 57,500 equity units were issued at $2.00 per unit and another 57,500 equity units were issued at $3.25 per unit. All units issued connection with June 1995 private placement were exercised at September 30, 1996. For the September 1995 private placement, 57,500 equity units were issued at $2.40 per unit and another 57,500 equity units were issued at $3.25 per unit. At September 30, 1996, 21,890 equity units were exercised at $3.25 per unit and 21,890 equity units were issued at $2.40 per unit. Remaining equity units of 71,220 were outstanding at September 30, 1996.
   During 1996, the Company granted two consultants options to purchase a total of 70,000 shares of the Company's common stock. The 50,000 options became exercisable on August 21, 1996, at $3.25. Only 24,000 of these 50,000 options were exercised, and the remaining options expired on September 30, 1996. An additional 20,000 options became exercisable on August 31, 1996, at $3.25 and expire in September
   1997. Options of 20,000 remain outstanding at September 30, 1996.
9. EMPLOYEE BENEFIT PLAN
   During 1993 the Company implemented a defined contribution retirement plan, qualifying under Section 401(k) of the Internal Revenue Code, subject to the Employee Retirement Income Security Act of 1974, as amended, and covering substantially all CEL-SCI employees. The employer contributes an amount equal to 50% of each employee's contribution not to exceed 3% of the participant's salary. The expense for the year ended September 30, 1996 and 1995, in connection with this plan was approximately $29,800 and $24,900, respectively.
10.LEASE COMMITMENTS
   Operating Leases - The future minimum annual rental payments due under noncancelable operating leases for office and laboratory space are as follows:


     Year Ending September 30,
          1997                                 $140,335
          1998                                   56,160
          1999                                   59,573
          2000                                   62,010
          2001                                   65,764
           Thereafter                                  96,964

          Total minimum lease payments         $480,806



   Rent expense for the years ended September 30, 1996, 1995, and 1994, was approximately $177,858, $124,059, and $122,369, respectively.

11.STOCKHOLDERS' EQUITY

   In March 1996 the Company sold $1,250,000 of Convertible Notes (the Notes) to two persons. The Notes were convertible from time to time, in whole or in part, into shares of the Company's Common Stock. The conversion price was the lesser of (i) $5 per share or (ii) 80% of the average closing bid price of the Company' Common Stock during the five trading days immediately preceding the date of such conversion. The Notes were payable on December 1, 1996, and accrued interest at 10% per annum. All of the Notes have since been converted into 250,000 shares of the Company's Common Stock.

   During the year ended September 30, 1996, the Company authorized 3,500 shares of Series A Preferred Stock (Series A Stock) with a par value of $.01 per share. The Company also authorized 5,000 shares of Series B Preferred Stock (Series B Stock) with a par value of $.01 per share. Holders of Series A Stock and Series B Stock are entitled to dividends, payable quarterly if declared, at the rate of $17.50 per quarter. Dividends which are not declared will not accrue nor be cumulative.

   Each share of Series A Stock was convertible into shares of common stock equal in number to the amount determined by dividing $1,000 by 85% of the closing price of the Company's common stock on or after 60 days from issuance, and 83% of the closing price on or after 90 days from issuance, with the conversion price not less than $3.00 nor more than $8.00. Each share of Series B Stock is convertible into shares of common stock equal in number to the amount determined by dividing $1,000 by 87% of the closing price of the Company's common stock on or after 10 days from the effective registration date of the common shares, and 85% of the closing price on or after 40 days from the effective date, with the conversion price not less than $3.60 nor more than $14.75.

   During 1996, the Company issued 3,500 shares of Series A Stock for cash consideration of $3,500,000 and 5,000 shares of Series B Stock for cash consideration of $5,000,000. Commissions of $375,000 were paid relative to the preferred stock offerings and were recorded as a reduction of additional paid-in capital on the transaction.

   Also during 1996, 2,900 shares of Series A Stock were converted into 504,096 shares of the Company's common stock for consideration of approximately $2,900,000. In August 1996, the Board of Directors declared dividends on Series A Stock ($17.50 per quarter) and cash dividends of $58,794 were paid as of September 31, 1996. Subsequent to September 30, 1996, the Board of Directors declared dividends on Series A Stock ($17.50 per quarter) and Series B Stock ($17.50 per quarter).

   On April 28, 1995, the stockholders of the Company approved a 10-for-1 reverse split of the Company's outstanding common stock, which became effective on May 1, 1995. All shares and per-share amounts have been restated to reflect the stock split.

   The Company also participated in a private offering during 1995. This offering allowed for the purchase of one share of common stock and one warrant (a unit) for the price of $2.00 per unit. All 1,150,000 shares authorized for the offering were purchased during the year ended September 30, 1995. Cash of $2,300,000 was received in June and September 1995. Commissions of $344,150 were paid or payable relative to the offering at September 30, 1995.

   During 1994, the Company granted 1,500 shares of common stock to an officer as a bonus award. The Company also issued 25,000 shares to satisfy the judgment against an officer and director. The issuance was to the plantiff in lieu of reimbursement to the officer and director. The judgment was settled in 1993 and the expense of the issuance was recorded in 1993.

12.NEW ACCOUNTING PRONOUNCEMENTS

   In March 1995, the Financial Accounting Standards Board issued Statement No. 121 regarding accounting for the impairment of long-lived assets. This statement is required to be adopted by the Company in fiscal 1997. At the present time the Company does not believe that adoption of this statement will have a material effect on its financial position or results of its operations.
   In October 1995, the Financial Accounting Standards Board issued Statement No. 123, Accounting for Stock Based Compensation (SFAS
   123), which provides an alternative to APB Opinion No. 25 in accounting for stock-based compensation issued to employees. As permitted by SFAS 123, the Company plans to continue to account for stock-based compensation in accordance with APB Opinion No. 25. The Company will present in its annual financial statements the additional disclosure required by SFAS 123.
                               * * * * * *